Exhibit 99.1

Turn Therapeutics to Present at Stifel 2026 Virtual Immunology and Inflammation Forum

Westlake Village, Calif. – September 10, 2026 - Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, localized therapies for inflammatory skin diseases, today announced that Bradley Burnam, Chief Executive Officer, and Stephen M. Hahn, M.D., Executive Clinical and Regulatory Lead, will present at the Stifel 2026 Virtual Immunology and Inflammation Forum as follows:

Date: September 23, 2026
Time: 1:30 PM ET

The presentation will provide a detailed look at the Company’s atopic dermatitis clinical program, including its pruritus-focused stage 2 enrichment strategy and emerging findings across distinct patient populations. These include patients with moderate-severe baseline pruritus, as well as a clinically important cohort characterized by lower EASI scores despite high investigator-assessed disease severity (IGA).

A live webcast of the presentation may be accessed on the Investors section of the Turn Therapeutics website at https://ir.turntherapeutics.com/news-events/events. A replay of the webcast will be available on the Turn Therapeutics website for approximately six months following the presentation.

About Turn Therapeutics

Turn Therapeutics Inc. is a clinical-stage biotechnology company developing targeted, non-systemic therapies designed to act directly at the site of disease. The Company’s lead therapeutic candidate, GX-03, is being evaluated in atopic dermatitis and is also being developed for onychomycosis. Turn’s research focuses on the intersection of microbial activity, local immune signaling and chronic inflammation.

For more information, visit www.turntherapeutics.com.

Investor Relations / Media Contact

Sasha Damouni

Damouni Group LLC

sasha@turntherapeutics.com